Exhibit 10.1
SEVENTH AMENDMENT
TO
RPM INTERNATIONAL INC. 1997 RESTRICTED STOCK PLAN
     THIS SEVENTH AMENDMENT to the RPM International Inc. 1997 Restricted Stock Plan is executed by RPM International Inc. (hereinafter referred to as the “Company”) as of the date set forth below.
WITNESSETH:
     WHEREAS, the Company adopted and maintains the RPM International Inc. 1997 Restricted Stock Plan (hereinafter referred to as the “Plan”) for the benefit of certain of its employees and certain employees of the Company’s subsidiaries; and
     WHEREAS, although the Plan by its terms has lapsed, there remain outstanding awards under the Plan; and
     WHEREAS, it is the desire of the Company to assure that the Plan and the awards thereunder meet the requirements for exemption from coverage under Section 409A of the Internal Revenue Code; and
     WHEREAS, final regulations under Section 409A, which become effective January 1, 2009, provide that restricted stock will not be deferred compensation under Section 409A as long as there is no deferral of the property upon lapse of the restrictions; and
     WHEREAS, final regulations under 409A further provide that deferred compensation that was earned and vested as of December 31, 2004, is exempt from coverage under Section 409A, so that any deferrals of restricted stock made prior to December 31, 2004 are not subject to Section 409A; and

     WHEREAS, the Company has determined to eliminate certain provisions of the Plan that permit the deferral of certain Shares into the RPM International Inc. Deferred Compensation Plan;
     NOW, THEREFORE, pursuant to Section 8 of the Plan, the Company hereby amends the Plan as follows:
     1. Effective as of June 1, 2006, Section 5.1 of the Plan is amended by the deletion of said Section 5.1 in its entirety and the substitution of a new Section 5.1 to read as follows:
     “5.1 The Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated (and any such sale, transfer or other disposition, pledge or other hypothecation being hereinafter referred to as ‘to dispose of’ or a ‘disposition’) until the earliest of (a) the later of either the employee’s termination of employment with the Company and any of its subsidiaries or the lapse of the right of the Company to a return of such Shares pursuant to Section 5.2 below; (b) a change in control that occurs with respect to the Company; or (c) the termination of the Plan. Notwithstanding the foregoing, but subject to the terms, conditions and restrictions specified under this Plan, after the date that a participant’s Shares become nonforfeitable in accordance with Article 5 or Article 6, the Company or the escrow agent (as the case may be) shall sell the fewest number of such Shares with respect to which restrictions have lapsed necessary for the proceeds of such sale to equal (or exceed by not more than the actual sale price of a single Share) the participant’s minimum tax liability determined by multiplying (A) the aggregate minimum marginal federal and applicable state and local income tax rates on the date of the lapse of restrictions; by (B) the total number of Shares with respect to which restrictions have lapsed. The Company or the escrow agent

(as the case may be) shall withhold the proceeds of such sale for purposes of satisfying the participant’s federal, state and local income taxes resulting from the lapse of restrictions. The Company or the escrow agent (as the case may be) shall deliver the proceeds of the sale of Shares to the Internal Revenue Service and/or other taxing authority in satisfaction of the participant’s tax liability arising from the lapse of restrictions. The participant shall provide the Committee, the Company and/or the escrow agent with such stock powers and additional information or documents as may be necessary for the Committee, the Company and/or the escrow agent to discharge their obligations under this Section.”
     2. Effective as of December 31, 2006, Section 8 of the Plan is amended by the deletion of said Section 8 in its entirety and the substitution of a new Section 8 to read as follows:
     “8. Amendments.
This Plan may be amended at any time by the Board of Directors, provided, that if this Plan shall have been approved by the Shareholders of the Company no such amendment shall increase the maximum number of Shares that may be issued pursuant to this Plan, except pursuant to Section 4 hereof, without the further approval of such Shareholders; and provided further, that no amendment to this Plan shall modify or impair the rights of participants who have been awarded Shares, or who have been granted the right to an award of Shares hereunder prior to any such amendment, without the consent of such participants.”
     3. Effective as of June 1, 2006, Section 11 of the Plan is amended by the deletion of said Section 11 in its entirety and the substitution of a new Section 11 to read as follows:
     “11. No Deferrals After May 31, 2006.
     No Restricted Stock becoming nonforfeitable after May 31, 2006, shall be permitted to be deferred under the RPM International Inc. Deferred Compensation Plan or any similar deferred compensation plan of the Company.”

     4. Effective as of January 1, 2005, the Plan is amended by the addition of a new Section 12 to read as follows:
     “12. Application of Section 409A of the Internal Revenue Code.
     12.1. Shares awarded under the Plan that became nonforfeitable after December 31, 2004 and before June 1, 2006 are subject to Section 409A of the Internal Revenue Code (“Section 409A”) dealing with nonqualified nondeferred compensation if the participant made an election to defer such Shares into the Deferred Compensation Plan, and all such awards of Shares so deferred will be construed and administered in accordance with Section 409A and regulations and other guidance thereunder.
     12.2 Shares awarded under the Plan that become nonforfeitable after May 31, 2006, and all rights related thereto are intended to meet the requirements for exclusion from coverage under Section 409A (including without limitation the exemptions thereunder for short-term deferrals and restricted property) and all such awards of Shares will be construed and administered accordingly. Notwithstanding anything to the contrary contained in this Plan or any grant agreement made hereunder, this Plan and any grant agreement hereunder may be unilaterally amended by the Company as it may determine, prospectively or retroactively, to better secure exemption of the Plan and rights related thereto from the requirements of Section 409A (with, to the extent required by Section 8, the consent of affected participants, which consent shall not be unreasonably withheld).”

     IN WITNESS WHEREOF, RPM International Inc., by its officer duly authorized, has caused this Seventh Amendment to the RPM International Inc. 1997 Restricted Stock Plan to be signed effective as of this 31st day of December, 2008.

RPM INTERNATIONAL INC.
By:	/s/ Janeen B. Kastner
Janeen B. Kastner
	Its:	Vice President — Corporate Benefits and Risk Management

5